Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-112547) on Form S-8 of Church & Dwight Co., Inc. of our report dated June 18, 2025, pertaining to the financial statements and supplemental schedule of Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Hourly Employees appearing in this Annual Report on Form 11-K of Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Hourly Employees for the year ended December 31, 2024.

/s/ CohnReznick LLP

Parsippany, New Jersey

June 18, 2025